Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	December 7, 2017

Explanation of Responses:
1.
This Form 3 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C., and the Funds (as defined below)(collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to the Funds (as defined below) and Managed Accounts (as defined below) and may be deemed to have a pecuniary interest in the Common Stock directly held by them. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and in the Managed Accounts.  In accordance with Instruction 5(b)(iv), the entire amount of Common Stock held by the Funds and Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein.

2.	Common Stock held directly by Basswood Opportunity Partners, LP (“BOP”).
3.	Common Stock held directly by Basswood Opportunity Fund, Inc. (“BOF”).
4.	Common Stock held directly by Basswood Enhanced Long Short Fund, LP (“BELS”).
5.	Common Stock held directly by Basswood Financial Fund, LP (“BFF”).
6.	Common Stock held directly by Basswood Financial Fund, Inc. (“BFF, Inc.”).
7.	Common Stock held directly by Basswood Financial Long Only Fund, LP (“BLOF”, and together with BOP, BOF, BELS, BFF and BFF, Inc., the “Funds”).
8.	Common Stock held directly by certain separate accounts managed by Basswood Capital Management, L.L.C.